Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to use in this Pre-Effective Amendment No. 3 to the Registration Statement (No. 333-204239) on Form N-2 of FS Investment Corporation IV of our report dated August 18, 2015, except for Note 6 as to which the date is September 21, 2015, relating to our audit of the financial statement, appearing in the Prospectus, which is a part of this Pre-Effective Amendment No. 3 to the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey LLP

Blue Bell, Pennsylvania

September 21, 2015